Exhibit 4.11

MANAGEMENT AGREEMENT

THIS AGREEMENT is made this        day of             201   BETWEEN (ShipCo), whose registered office is at                                                                                           (hereinafter called the "Owners"), of the one part and UNITIZED OCEAN TRANSPORT LIMITED, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, acting through its office at Pendelis 18, 175 64 Palaio Faliro, Greece (hereinafter called the "Managers"), of the other part,

BY WHICH IT IS MUTUALLY AGREED AS FOLLOWS:-

1.
The Owners hereby appoint the Managers, and the Managers hereby agree to act, as sole and exclusive managers of the vessel more particularly described in the Schedule hereto (hereinafter called the "Ship") for the period and on and subject to the terms and conditions hereinafter contained.

2.
The Managers undertake to use their best endeavours to manage the Ship for and on behalf of the Owners in accordance with sound ship management practice and to promote the interests of the Owners in all matters relating to the efficient operation and management of the Ship PROVIDED HOWEVER that the Managers shall not be required so to exercise their powers hereunder as to give preference in any respect to the Owners, it being understood and agreed that the Managers shall so far as practicable ensure a fair distribution of available manpower, supplies, and services to all vessels managed by them.

3.
The Managers shall provide the management services specified hereunder (the "Management Services") and shall be the Company for the purposes of ISM Code and ISPS Code. The Managers shall have power in the name of the Owners or otherwise on their behalf to do all things which the Managers consider to be expedient or necessary for the provision of the Management Services or otherwise in relation to the proper and efficient management of the Ship:-

(a)
Arrangement for and supervision of the maintenance, survey, repair and dry dockings  of the Ship so that the Ship complies with the laws of the flag of the Ship, ISM Code, ISPS Code and the requirements and recommendations of the classification society;

(b)
Engagement and provision of suitably qualified crew (Masters, Officers, and ratings) and attendance to all matters pertaining to discipline, medical examination, training, labour relations, welfare, and amenities;

(c)	Arrangement for victualling and storing of the Ship and placing of contracts relative thereto;

(d)	Arrangement of bunker fuel and towage contracts for the Ship;

(e)	Arrangement of loading and discharging and otherwise for services required in connection with the trading of the Ship;

(f)	Appointment of agents for the Ship;

(g)	Arrangement (in consultation with the Owners) of all insurance relating to the Ship and her apparel, fittings, freights, earnings, and disbursements against the customary marine and war risks;

(h)	Arrangement (in accordance with instructions from the Owners) for entry of the Ship in Protection and Indemnity, Defence, and other such Associations;

(i)	Handling and settlement of all insurance, average, salvage, and other claims in connection with the Ship;

(j)
Collection and deposit any and all earnings of the Ship of any nature whatsoever, including but not limited to charter money, hire, freight, demurrage, damages, salvage money, insurance proceeds and other moneys collected by the Managers under the terms of this Agreement, with bank accounts as designated by the Owners;

(k)	Payment on behalf of the Owners of all expenses incurred in and about provision of the foregoing services or otherwise incurred under the terms of this Agreement;

(l)
Chartering services including but not limited to seeking and negotiating employment for the Vessel,  the fixing and signing on behalf of the Owners, of charter parties or other contracts relating to the employment of the Vessel;

(m) Arranging proper payment to Owners or their nominees to bank accounts as designated by the Owners of all hire and/or freight revenues or other monies whatsoever to which Owners may become entitled arising out of the employment of the Vessel or otherwise;

(n)	Issuing voyage instructions and arranging surveys associated with the commercial operation of the Vessel;

(o)
Post fixture services including but not limited to settling of accounts and claims for or in respect of charter hire, freight and/or demurrage payable under contracts relating to the employment of the Vessel.

PROVIDED that the Managers shall consult with the Owners before the Ship is fixed, shall not employ the Ship in any trade or service which in the reasonable opinion of the Owners may be detrimental to their reputation as Owners or prejudicial to the commercial interests of the Owners.  The Owners shall have the right to terminate this Agreement at any time in the event that the fixture is concluded against their wishes and advice.

4.	The Managers shall (without prejudice to the generality of the powers vested in them as aforesaid) be entitled:

(a)	To employ on behalf of the Owners any such agent for the Ship or insurance brokers as the Managers may deem fit, including any associated, subsidiary, or holding company of the Managers;

(b)
To employ on behalf of the Owners consultants and other experts, including any associated, subsidiary, or holding company of the Managers, to supervise or advise in relation to the operation and maintenance of the Ship;

(c)	To open, continue, and operate such bank account or accounts as the Managers may deem necessary or expedient;

(d)
To use any funds of the Owners remaining after payment of all expenses of the Owners and the Ship for providing loans from the Owners to any other wholly-owned subsidiary of Diana Containerships Inc., such loans always to be on terms acceptable to the Owners, their immediate shareholders and the Owners' lenders, if any;

(e)	To bring or defend on behalf of the Owners actions, suits, or proceedings in connection with all matters hereby entrusted to the Managers; and

(f)	To obtain legal advice in relation to disputes or other matters affecting the interests of the Owners in respect of the Ship.

5.
The Managers shall keep proper books, records, and accounts relating to the management of the Ship and shall make the same available for inspection and audit by Certified Public Accountants, Chartered Accountants, or other suitably qualified accountants on behalf of the Owners at such reasonable times as may be mutually agreed.

6.
THIS CONTRACT is agreed for a non-specific period of time, provided that (i) it may be terminated by either party giving 3 (three) months' notice at any time and without any justification but always in writing, PROVIDED HOWEVER that the Owners shall have the right to terminate the contract without notice against the payment to the Managers of liquidated damages equal to the aggregate  Management Fees (specified in clause 7 (a) below) paid to them during the last 3 (three) months before termination.

(ii)  Either party shall have the right (but not be bound) to terminate the contract with immediate effect without liability for damages in each of the following events:-

(a)
The Ship shall become an actual, compromised, constructive, or arranged total loss or be sold or otherwise disposed of or cease to be in the disponent ownership of the Owners (for the purposes of this sub-clause (a), sub-clause 22 (d) of BIMCO Shipman 2009 standard ship management agreement is deemed to be incorporated herein as if set out in extenso herein); or

(b)
If an order be made or resolution be passed for the winding up of the other party (otherwise than a winding up for the purpose of reconstruction or amalgamation), or if a receiver be appointed of the undertaking or property of the other party, or if the other party shall suspend payment or cease to carry on business or make any special arrangement or composition with its creditors;

(iii)  If either party fails to meet its respective obligations under this Agreement, the other party may give notice to the party in default requiring it to remedy it and in the event that the party in default fails to remedy it within a reasonable time.

7.	(a)	Subject to Section 7(b), below, the Management Fees under this Agreement are fixed as the aggregate of 2% (two per centum) on hire and on freight of the gross income of the Vessel plus (i) US$15,000.00 (fifteen thousand United States Dollars only) per month for each month that the Vessel is employed or is available for employment or (ii) US$7,500.00 (seven thousand five hundred United States Dollars) per month for each month that the Ship is laid-up and not available for employment for at least 15 calendar days of such month (the "Management Fees") .

(b)
The Management Fees payable pursuant to Section 7(a) above shall be paid commencing on the later of (i) the date of execution of this Agreement and (ii) the date falling four calendar months prior to the expected delivery date of a Vessel subject to this Agreement (the "Fee Commencement Date"), provided, however, that if this Agreement is executed on a date prior to the Fee Commencement Date, the Managers shall be entitled to reduced Management Fees in the amount of US$7,500 (seven thousand five hundred United States Dollars) for each month (or portion thereof) from the date of execution of this Agreement until the Fee Commencement Date. In the event that a Fee Commencement Date occurs on a date other than the first day of a calendar month, the Management Fees payable to the Managers in accordance with this Section 7 shall be adjusted pro-rata.

8.	(a)	The Managers shall at their own expense provide all office accommodation, equipment, stationery, and staff ordinarily required for the provision of the services hereby contracted for.

(b)	The Owners shall pay to the Managers all sums in respect of:-

i.	Expenditure incurred in and about the maintenance, survey, and repair of the Ship;

ii.
Wages and all other payments made to or in respect of the crews of the Ship (including pension and insurance contributions, traveling and accommodation expenses or allowances and all costs of repatriation, whether incurred before or after the termination of this Agreement);

iii.
Travelling, accommodation, and other expenses incurred in respect of or paid to any superintendents or officers or servants of the Managers in connection with the performance of the services hereby contracted for; and

iv.
All other expenses incurred by the Managers under the terms of this Agreement on behalf of the Owners including without limitation any expenses in connection with any legal and/or special technical and/or other assistance that may be obtained by the Managers in connection with the performance of the management services.

The Managers are hereby authorized by the Owners to use funds of the Owners in their hand or bank accounts for the payment of all expenses hereunder and/or the settlement of any claim of the Managers out of the management of the Ship in priority of any other claim against the Ship and the Owners.

9.	EXPENSES AND DISBURSEMENTS incurred by the Managers for the Ship will be paid to them by the Owners upon request.

10.
The Managers are hereby authorized to act for and on behalf of the Owners, as well as to represent the Owners before any and all Greek courts and/or authorities, including port authorities in particular, with full powers in respect of all the rights of the Owners, including but not limited to the right of accepting service of any document destined for the Owners, signing contracts of any nature whatsoever, starting legal or arbitration proceedings of any nature and terminating them by compromise or any other method, repudiating contracts, and settling claims of the Owners by compromise provided this is to the interest of the Owners.

11.
(a)   Force Majeure - Neither the Owners nor the Managers shall be under any liability for any failure to perform any of their obligations hereunder by reason of any cause whatsoever of any nature or kind beyond their reasonable control.

(b)
Liability to Owners – (i) Without prejudice to sub-clause 11 (a), the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services UNLESS same is proved to have resulted solely from the negligence, gross negligence or willful default of the Managers or their employees or agents, or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers' personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Managers' liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten times the annual Management Fee payable hereunder.

(ii) Notwithstanding anything that may appear to the contrary in this Agreement, the Managers shall not be liable for any of the actions of the Crew, even if such actions are negligent, grossly negligent or willful, except only to the extent that they are shown to have resulted from a failure by the Managers to discharge their obligations under sub-clause 3 (b), in which case their liability shall be limited in accordance with the terms of this clause 11.

(c) Indemnity - Except to the extent and solely for the amount therein set out that the Managers would be liable under sub-clause 11 (b) the Owners hereby undertake to keep the Managers and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement, and against and in respect of all costs, loss, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

(d) "Himalaya" clause- It is hereby expressly agreed that no employee or agent of the Managers (including every sub-contractor from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 11, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defense and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 11 the Managers are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

12.	ARBITRATION CLAUSE

In case any dispute or difference shall arise between the Owners and the Managers as to the construction, meaning, and effect of anything herein contained, such dispute or difference shall be referred to 2 (two) arbitrators in London, England, to be appointed by the Owners and the Managers respectively and in case of their disagreement to an umpire to be appointed by the 2 (two) arbitrators as chosen, and this Agreement shall be deemed to be a submission to arbitration within the meaning of the Arbitration Act 1996 or any statutory modification or re-enactment thereof for the time being in force. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. The decisions of the 2 (two) arbitrators or the umpire, as the case may be, shall be final and binding upon both parties.

13.	THIS AGREEMENT shall be governed by English law.

14.	(a)	ANY NOTICE which the Managers may require to give to the Owners shall be validly given if sent to the Owners at Pendelis 18, 175 64 Palaio Faliro, Athens, Greece.

(b)	ANY NOTICE which the Owners may wish to give to the Managers shall be validly given if sent to the Managers at Pendelis 18, 175 64 Palaio Faliro, Athens, Greece.

(c)	NOTICES required to be given in writing may be given by letter, telex, fax, or e-mail.

15.	IF THIS AGREEMENT is translated into different languages, any difference that may arise in the texts, the English text shall prevail and shall constitute the terms of the agreement.

16.	THIS MANAGEMENT AGREEMENT is executed on the date and year first above written in duplicate, 1 (one) for the Owners and 1 (one) for the Managers.

THE SCHEDULE referred to in clause 1 above:

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IN WITNESS whereof this agreement has been signed on behalf of the parties hereto by persons duly authorized the day and year first above written.

SIGNED by	SIGNED by

For and on behalf of	For and on behalf of
(ShipCo)	UNITIZED OCEAN TRANSPORT LIMITED
(the "Owners")	(the "Managers")